Exhibit 99.1

November 20, 2006
For 7:00 am EST Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Robbin Moore-Randolph	Chris Ahearn
	704-758-3579	704-758-2304

LOWE’S REPORTS RECORD THIRD QUARTER EARNINGS

-- Third Quarter Diluted Earnings Per Share Increased 15 Percent --

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW), the world’s second largest home improvement retailer, today reported net earnings of $716 million for the quarter ended November 3, 2006, a 10.8 percent increase over the same period a year ago. Diluted earnings per share increased 15.0 percent to $0.46 from $0.40 in the third quarter of 2005. For the nine months ended November 3, 2006, net earnings grew 20.3 percent to $2.49 billion while diluted earnings per share increased 23.3 percent to $1.59.

Sales for the quarter increased 5.8 percent to $11.2 billion, up from $10.6 billion in the third quarter of 2005. For the nine months ended November 3, 2006, sales increased 12.6 percent to $36.5 billion. Year-to-date total sales results were impacted by the calendar shift described in the business outlook section of this release. Comparable store sales for the third quarter declined 4.0 percent and increased 1.7 percent in the first nine months of 2006.

“The combined effects of a slowing housing market in parts of the U.S., significant deflation in certain commodity categories, and a difficult comparison to last year’s hurricane recovery and rebuilding efforts have created a challenging sales environment for home improvement,” commented Robert A. Niblock, Lowe’s chairman, president and CEO.  “Despite these challenges, we continue to gain market share in key product categories and achieved industry-leading share gains across the total store according to third-party estimates. We continue to see solid performance from our new stores and remain focused on delivering the superior service customers expect from Lowe’s.

“We believe many external headwinds will exist through the balance of the year and the first half of fiscal 2007, but as we look to the future, we are confident that solid longer-term drivers of our industry remain,” Niblock added.  “We will capitalize on this opportunity through ongoing new store expansion and continued investment in existing stores through product resets and re-merchandising projects, while actively managing controllable expenses. We remain focused on delivering the best stores, products and customer service in the industry to ensure Lowe’s is the first choice for home improvement.”

During the quarter, Lowe’s opened 49 new stores. As of November 3, 2006, Lowe’s operated 1,330 stores in 49 states representing 150.8 million square feet of retail selling space, a 13.4 percent increase over last year.

A conference call to discuss third quarter 2006 operating results is scheduled for today (Monday, November 20) at 9:00 a.m. EST. Please dial 888-817-4020 (international callers dial 706-679-3245) to participate. A webcast of the call will take place simultaneously and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Third Quarter 2006 Earnings Conference Call Webcast. A replay of the call will be archived on Lowes.com until February 25, 2007.

Lowe's Business Outlook

Fiscal 2006 annual and fourth quarter comparisons will be negatively impacted by a 52 versus 53 week and 13 versus 14 week comparison, respectively.  In addition, our 2006 quarterly comparisons will be impacted by a shift in comparable weeks to 2005.  This week shift positively impacts the first quarter and is offset by negative impacts in the second and fourth quarters.  The week shift does not impact comparable store sales results. Our 2006 guidance contemplates these factors.

Fourth Quarter 2006 (comparisons to fourth quarter 2005 - a 14-week quarter)
•	The company expects to open 58 new stores reflecting square footage growth of approximately 12 percent
•	Total sales are expected to decline approximately 4 percent (13 weeks versus 14 weeks in 2005)
•	The company expects to report a comparable store sales decline of 4 to 6 percent
•	Operating margin (defined as gross margin less SG&A and depreciation) is expected to decline 150 to 160 basis points
•	Store opening costs are expected to be approximately $50 million
•	Diluted earnings per share of $0.36 to $0.38 are expected
•	Lowe’s fourth quarter ends on February 2, 2007 with operating results to be publicly released on Monday, February 26, 2007

Fiscal Year 2006 - a 52-week Year (comparisons to fiscal year 2005 - a 53-week year)
•	The company expects to open 155 stores in 2006 reflecting total square footage growth of approximately 12 percent
•	Total sales are expected to increase approximately 9 percent (52 weeks versus 53 weeks in 2005)
•	The company expects comparable store sales to be approximately flat
•	Operating margin (defined as gross margin less SG&A and depreciation) is expected to increase 10 to 20 basis points
•	Store opening costs are expected to be approximately $146 million
•	Diluted earnings per share of $1.95 to $1.97 are expected for the fiscal year ending February 2, 2007

Disclosure Regarding Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”).  Statements of the company’s expectations for sales growth, comparable store sales, earnings and performance, capital expenditures, store openings, demand for services, and any statement of an assumption underlying any of the foregoing, constitute “forward-looking statements” under the Act.  Although the company believes that the expectations, opinions, projections, and comments reflected in its forward-looking statements are reasonable, it can give no assurance that such statements will prove to be correct. A wide-variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income and other factors which can negatively affect our customers as well as our ability to: (i) respond to decreases in the number of new housing starts and the level of repairs, remodeling, and additions to existing homes, as well as general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) locate, secure, and develop new sites for store development; (v) respond to fluctuations in the prices and availability of services, supplies, and products; (vi) respond to the growth and impact of competition; (vii) address legal and regulatory matters; and (viii) respond to unanticipated weather conditions.  For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission and the descriptions of any material changes in those “Risk Factors” included in our subsequent Quarterly Reports on Form 10-Q.

The forward-looking statements contained in this news release speak only as of the date of this release and the company does not assume any obligation to update any such statements.

With fiscal year 2005 sales of $43.2 billion, Lowe’s Companies, Inc. is a FORTUNE® 50 company that serves approximately 12 million customers a week at more than 1,325 home improvement stores in 49 states. Based in Mooresville, N.C., the 60-year old company is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share Data

	Three Months Ended				Nine Months Ended
	November 3, 2006		October 28, 2005		November 3, 2006		October 28, 2005
Current Earnings	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Net sales	$11,211	100.00	$10,592	100.00	$36,522	100.00	$32,435	100.00

Cost of sales	7,346	65.53	7,012	66.20	24,011	65.74	21,430	66.07

Gross margin	3,865	34.47	3,580	33.80	12,511	34.26	11,005	33.93

Expenses:

Selling, general and administrative	2,320	20.70	2,212	20.88	7,404	20.27	6,711	20.69

Store opening costs	44	0.39	35	0.33	97	0.27	85	0.26

Depreciation	297	2.65	246	2.32	854	2.34	718	2.21

Interest	45	0.40	36	0.34	110	0.30	122	0.38

Total expenses	2,706	24.14	2,529	23.87	8,465	23.18	7,636	23.54

Pre-tax earnings	1,159	10.33	1,051	9.93	4,046	11.08	3,369	10.39

Income tax provision	443	3.94	405	3.83	1,554	4.26	1,297	4.00

Net earnings	$716	6.39	$646	6.10	$2,492	6.82	$2,072	6.39

Weighted average shares outstanding - basic	1,522		1,559		1,540		1,552

Basic earnings per share	$0.47		$0.41		$1.62		$1.34

Weighted average shares outstanding - diluted	1,551		1,608		1,571		1,608

Diluted earnings per share	$0.46		$0.40		$1.59		$1.29

Cash dividends per share	$0.05		$0.03		$0.13		$0.08

Retained Earnings
Balance at beginning of period	$13,843		$10,944		$12,191		$9,597
Net earnings	716		646		2,492		2,072
Cash dividends	(76)		(46)		(200)		(125)
Share repurchases	(160)		-		(160)		-
Balance at end of period	$14,323		$11,544		$14,323		$11,544

Lowe's Companies, Inc.
Consolidated Balance Sheets (Unaudited)
In Millions, Except Par Value Data

		November 3,	October 28,	February 3,
		2006	2005	2006
Assets

Current assets:
Cash and cash equivalents		$657	$1,445	$423
Short-term investments		464	864	453
Merchandise inventory - net		7,219	6,429	6,635
Deferred income taxes - net		157	104	155
Other current assets		140	200	122

Total current assets		8,637	9,042	7,788

Property, less accumulated depreciation		18,188	15,410	16,354
Long-term investments		121	296	294
Other assets		219	205	203

Total assets		$27,165	$24,953	$24,639

Liabilities and shareholders' equity

Current liabilities:
Current maturities of long-term debt		$89	$632	$32
Accounts payable		3,416	3,201	2,832
Accrued salaries and wages		373	369	424
Self-insurance liabilities		608	551	571
Deferred revenue		846	748	709
Other current liabilities		1,374	1,109	1,264

Total current liabilities		6,706	6,610	5,832

Long-term debt, excluding current maturities		4,337	3,749	3,499
Deferred income taxes		683	745	735
Other long-term liabilities		353	290	277

Total liabilities		12,079	11,394	10,343

Shareholders' equity:
Preferred stock - $5 par value, none issued		-	-	-
Common stock - $.50 par value;
Shares issued and outstanding
November 3, 2006	1,520
October 28, 2005	1,560
February 3, 2006	1,568	760	780	784
Capital in excess of par value		-	1,235	1,320
Retained earnings		14,323	11,544	12,191
Accumulated other comprehensive income		3	-	1

Total shareholders' equity		15,086	13,559	14,296

Total liabilities and shareholders' equity		$27,165	$24,953	$24,639

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Nine Months Ended
	November 3, 2006	October 28, 2005
Cash flows from operating activities:
Net earnings	$2,492	$2,072
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	907	771
Deferred income taxes	(54)	24
Loss on disposition/writedown of fixed and other assets	35	23
Share-based payment expense	56	57
Changes in operating assets and liabilities:
Merchandise inventory - net	(584)	(579)
Other operating assets	(18)	(116)
Accounts payable	584	506
Other operating liabilities	225	602
Net cash provided by operating activities	3,643	3,360

Cash flows from investing activities:
Purchases of short-term investments	(248)	(1,581)
Proceeds from sale/maturity of short-term investments	490	1,083
Purchases of long-term investments	(225)	(249)
Proceeds from sale/maturity of long-term investments	141	10
Increase in other long-term assets	(8)	(34)
Fixed assets acquired	(2,724)	(2,277)
Proceeds from the sale of fixed and other long-term assets	30	44
Net cash used in investing activities	(2,544)	(3,004)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	991	987
Repayment of long-term debt	(24)	(23)
Proceeds from issuance of common stock under employee stock purchase plan	36	32
Proceeds from issuance of common stock from stock options exercised	64	183
Cash dividend payments	(200)	(125)
Repurchase of common stock	(1,737)	(495)
Excess tax benefits of share-based payments	5	-
Net cash (used in) provided by financing activities	(865)	559

Net increase in cash and cash equivalents	234	915
Cash and cash equivalents, beginning of period	423	530
Cash and cash equivalents, end of period	$657	$1,445